Exhibit 99.1



               Powerwave Technologies Completes Private
     Placement of $130 Million of Convertible Subordinated Notes


    SANTA ANA, Calif.--(BUSINESS WIRE)--July 18, 2003--Powerwave Technologies Inc. (Nasdaq:PWAV) today announced it closed a private placement of $130 million aggregate principal amount of five-year convertible subordinated notes due 2008, with a 1.25% interest rate.
    The notes are convertible into the company's Common Stock at a conversion price of $10.49 and are not callable for the first four years. The company used a portion of the proceeds of the offering to fund the purchase of $25 million of its Common Stock simultaneously with the issuance of the notes. The company received net cash proceeds of approximately $101 million after deduction of the amount used for the stock repurchase and placement fees.
    The notes are not registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

    About Powerwave Technologies

    Powerwave Technologies, a TL 9000 and ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world.
    Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705, telephone 714-466-1000. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, call 888-PWR-WAVE (797-9283) or visit the company's Web site at www.powerwave.com.

    Note to Editors: Powerwave, Powerwave Technologies and the
Powerwave logo are registered trademarks of Powerwave Technologies
Inc.


    CONTACT: Powerwave Technologies Inc., Santa Ana
             Kevin Michaels, 714-466-1608